EXHIBIT 10.2

PREPAID CARD MARKETING AND PROCESSING AGREEMENT

This PREPAID CARD MARKETING AND PROCESSING AGREEMENT (this “Agreement”) is made and entered into as of February 2, 2016 (the "Effective Date") by and between FiCentive, Inc., a Nevada corporation (“FiCentive”), whose principal business address is 12500 San Pedro, Suite 120, San Antonio, Texas 78216 and C2GO Inc., a Nevada Corporation (hereinafter “CLIENT”), whose principal business address is 3355 S. Highland Drive, NV 89109.

R E C I T A L S

A.                 FiCentive, through a network of affiliate banking and processing relationships (the “FiCentive Prepaid Partners”), distributes, manages and processes prepaid stored value cards (collectively, the “Cards”) issued by Sunrise Banks of St. Paul, MN or another bank of FiCentive’s choosing (the “Issuing Bank”) that are sold through various channels to consumers and businesses (collectively, the “Cardholders”); and

B. CLIENT has relationships with various business entities (“CLIENT Partners”) that may desire to distribute compensatory payments to non-employees by electronic delivery of funds to Prepaid Card Account products and services such as those offered by FiCentive (although CLIENT makes no representation or warranty regarding such willingness).

C. CLIENT has developed and operates a web-accessed business portal (the “CLIENT Platform”) that allows CLIENT Partners to instruct FiCentive to move funds from a CLIENT Partner Prefunding Account to Prepaid Cards, and also desires sell and/or distribute Prepaid Cards for such purpose, and FiCentive is willing to grant to CLIENT certain rights to use, distribute, market, promote and/or sell Prepaid Cards directly to consumers and through and with various affiliates or partners of CLIENT in exchange for certain compensation, under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, based on the foregoing and the mutual and dependent promises contained herein, the parties hereto agree as follows:

DEFINITIONS

The following definitions apply to the terms set forth below when used in this Agreement:

1.01    ACH means Automated Clearing House which consists of a collection of electronic interbank networks used to process transactions electronically.

1.02    Acquirer means the financial institution that establishes and maintains the merchant account, receives transactions from the merchant and initiates the interchange via the Visa, MasterCard and Discover networks and ATM/debit networks.

1.03    Account or Card Account means a Cardholder account or CLIENT account, as applicable, that is a virtual or pseudo deposit account within an aggregate or pooled account held at one or more financial institutions and which is serviced under this Agreement.

1.04    ATM means Automated Teller Machine.

1.05    Card, Prepaid Card or Stored Value Card means a plastic magnetic stripe card, or a virtual or hosted representation or emulation of a plastic magnetic stripe card, which is issued to a person by the Issuer that is associated with and contains information pertinent to an Account.

1.06    CLIENT Cards means a Prepaid Card sold, distributed or used by CLIENT or a CLIENT Partner under the terms of this Agreement.

1.07    Cardholder means the person (or entity) to whom a Card has been issued; the owner of the Card.

1.08    CLIENT Cardholder means the person (or entity) to whom a CLIENT Card has been issued; the owner of the CLIENT Card and associated Account.

1.09    Cardholder Agreement means the agreement between Bank and a Cardholder governing the terms and conditions applicable to use of a Card.

1.10    Card Package means a packet that generally includes a Card in a Card carrier, an explanation of the services available to the Cardholder; an activation label with the IVR number that the Cardholder can call to activate the Card; additional disclosures including but not limited to the current version of the Cardholder Agreement; and the fees and charges that apply to use of the Card, as may be amended from time to time.

1.11    Issuer or Issuing Bank means Sunrise Banks of St. Paul, MN or another bank of FiCentive’s choosing that issues the Card to the individual.

1.12    Merchant means a retailer, or any other person, firm, or corporation that, by agreement, accepts stored value cards when properly presented.

1.13    Operating Rules means the rules and business practices established by the FiCentive (the “Rules” as defined below), Payment Networks and Issuer and provided to CLIENT by the FiCentive, which are meant to increase consistency and interoperability among the various financial service providers that interact with each other and the end-users including the Payment Networks and the Issuer. Operating Rules include, but are not limited to, authorization procedures, settlement timing requirements and audit and accounting rules.

1.14    Payment Network means Visa® or MasterCard® or other payment networks that act as a gateway between acquirers and issuers for authorizing and funding transactions and whose brands appear on the Card to indicate where a Card is accepted.

1.15    Personal Identification Number (PIN) means the code that assists an Issuer to authenticate the Cardholder for the purpose of approving a Card transaction. PINs may or may not be used in association with a Card, based upon the Program details.

1.16    FiCentive Customer Data means any and all data and information about FiCentive customers or clients provided to FiCentive by FiCentive customers or otherwise acquired by FiCentive from any source.

1.17    CLIENT Customer Data means any and all data and information about CLIENT customers or CLIENT Partners provided to CLIENT by CLIENT Cardholders or CLIENT Partners or otherwise acquired by CLIENT from any source.

1.18    Program means the type of Prepaid Card (e.g. consumer, corporate, gift, etc.) and associated fees and functionality of the Prepaid Cards CLIENT will distribute or sell under this Agreement, as well as CLIENT’s plan for offering, marketing and/or loading CLIENT Cards, including the specific development, design and implementation requirements.

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1.19    Program Manager means the owner of a prepaid stored value card Program. Typically, Program Managers are responsible for establishing relationships with processors, Financial Institutions, Issuers and Payment Networks. For the purpose of this Agreement, the FiCentive will also act as the Program Manager.

1.20    Rules or Processor Rules mean those certain rules and regulations promulgated by FiCentive from time to time that govern access to and use of the System. The Processor Rules are meant to increase consistency and interoperability among the various financial services providers including financial institutions, the Issuer and the Payment Networks that interact with each other and the end-users. FiCentive may, from time to time, modify the Rules in which event FiCentive shall provide written notice to CLIENT of said changes. However, in no case will CLIENT be required to operate under amended Rules which CLIENT has not agreed to in writing unless such changes are as a result of requirements imposed by the Issuer, a Payment Network or government laws or regulations.

1.21    Settlement means the movement of funds between CLIENT and/or CLIENT Partners and FiCentive or Issuing Bank in accordance with the Operating Rules and Processor Rules.

1.22    Prefunding Account means the account maintained by FiCentive or Issuer used for Settlement of all CLIENT funded or facilitated loads to a Card Account.

1.23    CLIENT Partner Agreement means an agreement to be entered into with each Client Partner relating to, among other matters, the creation of a separate Prefunding Account or an identifiable apportionment of a Prefunding Account at FiCentive which represents funds delivered to FiCentive by a CLIENT Partner to facilitate future loads by such CLIENT Partner to a CLIENT Card or to facilitate transfer by such CLIENT Partner to another CLIENT Prefunding Account, which represents funds not yet loaded onto Cards. The form of such Client Partner Agreement shall be approved by CLIENT and FiCentive.

1.24    The System means the computer equipment, computer software and related proprietary technology, equipment, business methods and documentation used at any time and from time to time by FiCentive to provide the services contemplated by this Agreement. The System is a real-time, host-based processing system that operates 24 hours a day, 7 days a week. Among other things, the System serves to effectuate the simultaneous electronic transfer of funds between various financial accounts including Card Accounts. Based upon the Program description, loading funds to a Card Account may occur electronically through an account-to-account transfer, through a bank, retailers or others who provide loading services, and by direct payroll deposit. Based upon the Program description, funds in Accounts may be removed through an electronic account-to-account transfer, through use of a Card at an ATM to withdraw cash, through use of a Card to make purchases from Merchants who participate in a Payment Network that is authorized for the Program and through the utilization of ACH transactions or other disbursement services.

1.25    Transaction means activities related to a Cardholder’s Account including, but not limited to, when a Cardholder makes a purchase, conducts a balance inquiry or withdraws cash.

1. APPOINTMENT OF CLIENT AS DISTRIBUTOR

1.1  Appointment. FiCentive hereby grants to CLIENT a non-exclusive right to distribute, market, promote, use and/or sell Prepaid Cards that are managed and processed by FiCentive and issued by the Issuing Bank under the terms and conditions specified in this Agreement.

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1.2  Addition or Deletion of CLIENT Partners. CLIENT agrees to submit all required paperwork required by the FiCentive to approve or deny all CLIENT Partners. New CLIENT Partners may only be added with the prior written consent of FiCentive and Issuing Bank and CLIENT will not provide CLIENT Partners the rights or ability to distribute, market, promote or sell CLIENT Cards, until approval is received.

1.3  Limited Agency; Regulatory and Other Inspections. FiCentive hereby appoints CLIENT as its sales representative with the authority to distribute or sell CLIENT Cards on behalf of FiCentive. For the sole purpose of selling or distributing CLIENT Cards, CLIENT shall be deemed an agent of FiCentive. Neither FiCentive nor CLIENT may authorize sub-representatives or CLIENT Partners to sell or market CLIENT Cards except in compliance with applicable requirements of MasterCard, Visa, Discover, Maestro, Cirrus, Interlink, Plus, STAR, PULSE and any other card association that is applicable (collectively the “Payment Networks”) and the Issuing Bank. FiCentive and CLIENT may be subject to supervision, examination and regulation as provided by applicable federal and state law and regulations, as well as the requirements of the Issuing Bank and the Payment Networks. CLIENT hereby consents to inspections by federal and state authorities of its books and records relating to FiCentive and the Issuing Bank. CLIENT is under a duty to act only as authorized under this Agreement, and if CLIENT exceeds such authority, this Agreement may be terminated and CLIENT may be subject to disciplinary action by federal and state authorities.

2.      GENERAL REQUIREMENTS FOR PROMOTION OF THE CARDS

2.1  Distribution and Marketing. CLIENT will distribute or enable the purchase of the CLIENT Cards directly to individuals or businesses or through CLIENT Partners as set forth on Schedule A attached hereto, as well as certain with additional methods or through additional CLIENT Partners that CLIENT may serve in the future, as mutually agreed upon by the Parties in accordance with Section 1.2. CLIENT agrees that all marketing materials developed by it that mention, promote, or are associated with the CLIENT Cards or otherwise contain FiCentive’s, the Issuing Bank’s, or the Payment Network’s tradename, trademarks or other intellectual property rights must be approved in writing by FiCentive prior to use. Failure to comply with this provision will be deemed a material breach of the Agreement.

2.2  Marketing Expenses. CLIENT will be responsible for payment of any marketing materials, technology, equipment, supplies and the like developed by it and used in connection with the sale of the CLIENT Cards.

2.3  Covenants. Each Party covenants that it will: (a) conduct business in a manner that reflects favorably at all times on the CLIENT Cards and the good name, goodwill and reputation of the other Party; (b) avoid deceptive, misleading or unethical practices that are or might be detrimental to the other Party or the CLIENT Cards; (c) make no false or misleading representations with regard to the other Party or the CLIENT Cards; (d) not publish or employ, or cooperate in the publication or employment of, any misleading or deceptive advertising material with regard to the other Party or the CLIENT Cards; and (e) make no representations, warranties or guarantees with respect to the CLIENT Cards that are inconsistent with literature or language distributed or approved by FiCentive, Issuing Bank or the Payment Networks.

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2.4  Card Package. CLIENT, with FiCentive’s assistance, if requested, shall design the CLIENT Card and Card Package, including any Card mailers, promotional inserts and Card mailing envelopes (the “Related Mailing Pieces”) for mailing the CLIENT Cards to Cardholders. CLIENT shall design the CLIENT Card and the Related Mailing Pieces using the CLIENT’s name and trademarks using the standard design and materials all in accordance with the Payment Networks’ Regulations, which design and materials must be approved by FiCentive, the Payment Networks, and the Issuing Bank; provided that FiCentive shall assist CLIENT to obtain from the Payment Network and Issuing Bank the requisite approvals for the design of the CLIENT Card. CLIENT shall permit FiCentive to brand all CLIENT Cards on the front or reverse side, at FiCentive’s discretion, with the FiCentive logos and trademarks, the design of which is subject to CLIENT’s approval which is not to be unreasonable withheld.. CLIENT shall also permit FiCentive to brand all CLIENT Cards on the reverse side with a customer service toll-free number and the name of the Issuing Bank. At CLIENT’s option, CLIENT may design and create the Related Mailing Pieces using custom materials selected by CLIENT at CLIENT’s sole cost and expense; provided, however, that CLIENT shall pay any incremental increase in costs for production in advance to FiCentive. All promotional inserts shall be provided by CLIENT at its sole cost and expense and shall be subject to the prior written approval of FiCentive, which approval shall not be unreasonably withheld.

2.5  Marketing Plan and Material Approval and Penalties. All marketing materials, activities, plans or proposals of CLIENT or CLIENT Partners that contain, in whole or in part, the CLIENT Card or Prepaid Card name or brand, or otherwise mention, promote or are associated with the CLIENT Card, FiCentive, Payment Network, or Issuing Bank’s name, tradename or trademark, must be submitted to FiCentive and approved in writing prior to use in the marketplace by CLIENT. CLIENT agrees and acknowledges that FiCentive reserves the right to reject any marketing activities, plans or proposals that do not comply with its Rules and business practices or the rules or business practices of the Payment Networks or Issuing Bank. Notwithstanding the foregoing, if CLIENT fails to obtain FiCentive’s prior approval of the marketing plan or materials as set forth in this paragraph, the following penalties shall be assessed by FiCentive in its sole discretion:

1st offense	$5,000 penalty
2nd offense	$10,000 penalty or Termination
3rd offense	$15,000 penalty or Termination

2.6  Applicable Laws and Regulations. CLIENT acknowledges and agrees that it is solely responsible for monitoring legal developments applicable to the operation of its business and interpreting applicable state and federal laws, determining the requirements for compliance with all applicable state and federal laws, and maintaining an ongoing compliance program. Consequently, CLIENT agrees that FiCentive has no responsibility to monitor or interpret laws applicable to CLIENT's business.

2.7  Expenses. CLIENT shall be solely responsible for any and all costs incurred by it in performing its obligations hereunder.

2.8  CLIENT Payments. CLIENT shall be responsible for payment to FiCentive for all fees listed in Schedule B (“CLIENT Fees”).

2.9  CLIENT Partner Payments CLIENT shall be responsible for (i) billing and collecting from its CLIENT Partners all amounts due for any FiCentive services utilized by such CLIENT Partners pursuant to a Program and shall bear the loss of any uncollectible amounts (except for any uncollectible amounts that arise out of or as a result of any act, omission, breach or failure to perform by FiCentive) and (ii) deducting any applicable federal, state or local use, excise, gross receipts, sales and privilege taxes, duties, fees or similar liabilities (other than general income or property tax) from revenues received as a result of its resale of the CLIENT Cards and shall pay the same to the appropriate authorities.

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2.10 CLIENT Partners. CLIENT shall make each CLIENT Partner aware of any rights and obligations that are applicable to such CLIENT Partner under this Agreement with respect to a Program implemented by FiCentive for such CLIENT Partner. CLIENT shall be responsible for ensuring and enforcing that CLIENT Partners are acting in accordance with the terms of this Agreement.

2.11 Background Checks. CLIENT authorizes FiCentive and Issuer to obtain consumer and business credit reports and background reports on CLIENT and CLIENT Partners, as well as each owner or principal of CLIENT and CLIENT Partners.

3.      REVENUE; CONSUMER FEES

3.1  CLIENT Card Fees. The Manufacturer’s Suggested Retail Price (“MSRP”) for new CLIENT Cards will be determined by CLIENT and CLIENT may also request additional Card fees to be assessed; provided, however, that FiCentive shall have the absolute discretion to reject the pricing requested by CLIENT for the MSRP and any transaction and other fees for the CLIENT Cards. All fees that are assessed in conjunction with CLIENT Cards or CLIENT Card Accounts must be disclosed in the Cardholder Agreement, regardless of whether CLIENT or FiCentive assess and/or collects the fees. All fees assessed and collected by FiCentive on behalf of CLIENT will be paid to CLIENT according to Schedule C attached hereto.

3.2  Processor Fees to Cardholders. FiCentive reserves the right to charge Card consumers certain fees, which are assessed against the Card’s balance as such fees are accrued. Such fees will be fully disclosed to the consumer by FiCentive in accordance with applicable laws. These fees are assessed outside of, and are not governed by, this Agreement. FiCentive will handle all consumer complaints arising out of its fee assessments outside of this Agreement.

4.      COLLECTION; COMMISSIONS PAYABLE TO CLIENT

4.1  Commissions. As full and complete compensation to CLIENT for all of CLIENT’s efforts on FiCentive’s behalf, FiCentive will pay CLIENT the sums set forth on Schedule C attached hereto (“CLIENT Commissions”). Such CLIENT Commissions shall be paid to CLIENT during the Term of this Agreement and for 6 months thereafter for the respective Cardholders, which continue to purchase, and pay for, FiCentive products, services and programs related to CLIENT Cards. All Payments shall cease in the event this contract is terminated for cause, as defined in Section 12.2 below.

4.2  Payments. CLIENT Commissions will be paid in United States dollars and may be paid by check or ACH transfer, in the discretion of FiCentive. The checks will be mailed to the address specified by CLIENT pursuant to Section 16 below or shall be deposited directly if requested in writing by CLIENT. Such payment, if full and complete, to CLIENT shall fully discharge FiCentive’s financial obligations to CLIENT and any parties assisting CLIENT including any CLIENT Partners with respect to such Commissions. As between FiCentive and CLIENT, CLIENT will be solely responsible for any compensation due to any parties assisting CLIENT including compensation paid to CLIENT Partners. Payments will be made no later than thirty (30) days after the end of the calendar month in which FiCentive has received payment of any revenue derived from Cardholders, which CLIENT originated and served.

4.3  Offsets. FiCentive shall never be liable for a commission unless and until it has received in full an irrevocable fund payment from CLIENT on behalf of Cardholder in the full amount of any CLIENT Funded Loads (as defined in Section 7), and in the case of loads to a CLIENT Card made by Client Partners pursuant to CLIENT Partner Agreements, unless and until it has received in full an irrevocable fund payment from such CLIENT Partner on behalf of Cardholder in the full amount of any such loads by the CLIENT Partner. In the event FiCentive takes a loss on any Cardholder account or pays commission on an account which results from these conditions not having been met or later are classified as unmet because of a loss of funds, FiCentive has the right to offset such loss, or commission, 100% against future commissions owed to CLIENT.

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5.      FICENTIVE RESPONSIBILITIES

5.1 General. FiCentive agrees that it will: (a) be responsible for compliance with all laws relating to the provision of CLIENT Cards; (b) use commercially reasonable efforts to maintain its relationship with the Issuing Bank and the Payment Networks to ensure the Program’s continued operation; (c) not charge the Prefunding Account (as defined in Section 7.1 below) for any fees assessed to Cardholders outside of this Agreement; (d) act to ensure that each legitimate and verified consumer who purchases or receives a CLIENT Card from CLIENT or CLIENT Partner receives credit for the amounts loaded onto the CLIENT Card and shall have the right to utilize those amounts subject to the terms and conditions of the Cardholder Agreement between the Issuing Bank and the Cardholder; and (e) support, maintain, and/or develop the services as defined in Schedule D subject to any Service Level Agreements as may also be defined in Schedule D.

5.2  Fraud Recovery. In the event that CLIENT discovers that a CLIENT Card was loaded or reloaded in a fraudulent manner due to consumer or employee fraud, CLIENT may communicate to FiCentive via fax, email, phone or overnight mail information about such fraudulent transaction and FiCentive will use commercially reasonable efforts to attempt to deactivate the affected CLIENT Card, recover funds loaded to such CLIENT Card and refund such recovered funds to CLIENT. The parties agree that time is of the essence in such a situation, and that should such a request for fraud recovery occur after the perpetrator of the fraud has spent the funds in question, FiCentive will have no ability and no obligation to refund or recover such funds. FiCentive will cooperate fully with CLIENT personnel in an effort to locate and prosecute the perpetrator of such fraud.

5.3  Records and Inspection. CLIENT and FiCentive shall keep accurate records of transactions relating to the CLIENT Card sales and reloads. Upon the request of either Party, the other Party shall verify any records maintained by it in connection with the sale or reload of CLIENT Cards by affidavit and shall permit the requesting Party and its duly authorized representatives to examine and inspect the responding Party’s records relating to such transactions during said Party’s normal business hours.

6.      CLIENT RESPONSIBILITIES

6.1  General. CLIENT agrees that it will: (a) be responsible for compliance with all laws relating to the activities of CLIENT Partners in the origination and loading of funds onto CLIENT Cards; (b) provide, to its knowledge, accurate customer information (“Cardholder Information”) to FiCentive for the purposes of issuing a Card to a Cardholder. CLIENT further warrants it has the appropriate authorizations from CLIENT customer’s to provide Cardholder Information to FiCentive.

6.2  Data Transmission. FiCentive is bound by the requirements of the Payment Card Industry-Data Security Standards (PCI-DSS) as well as other requirements for the safeguarding of cardholder and consumer information. As such, FiCentive must encrypt the transmission of data to CLIENT. CLIENT shall also implement policies and procedures to ensure that it adheres to PCI-DSS requirements and procedures. CLIENT shall comply with the data transmission and encryption protocol established and modified from time to time by the PCI-DSS without the need for approval of CLIENT for such modifications. FiCentive shall use its reasonable best efforts to give CLIENT timely notice of all changes to the System or the Program which are being made to comply with any known changes related to PCI-DSS.

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6.3  Data Security. CLIENT and its CLIENT Partners and service providers will have access to sensitive cardholder data which shall be treated as confidential. CLIENT acknowledges that it is responsible for securing and for the security of any and all cardholder data and consumer information in its possession or to which it has access. CLIENT further acknowledges that it shall implement policies and procedures to manage CLIENT Partners and service providers, ensure that CLIENT Partners and service providers adhere to the PCI-DSS requirements and procedures which can be found at https://www.pcisecuritystandards.org/, shall conduct due diligence as required by FiCentive on each CLIENT Partner and service provider prior to connecting to any CLIENT Partner or service provider and shall implement policies and procedures for disconnecting from said CLIENT Partners and service providers. If required by a Payment Network or Issuer, CLIENT will allow for security and usage audits performed by approved card forensics auditor and provide them full cooperation and access to conduct such audits, in the event of a cardholder data compromise. Regardless of contract termination, CLIENT will continue to treat cardholder data as confidential.

7.      PREFUNDING REQUIREMENTS AND SETTLEMENT PROCEDURES

7.1  Prefunding Account. CLIENT acknowledges and agrees that the Issuing Bank is the distributor of funds to Cardholders in accordance with various Cardholder Agreements between the Issuing Bank and the Cardholders. CLIENT further acknowledges and agrees that all card loads initiated by CLIENT to CLIENT Cards (“CLIENT Funded Loads”) must be prefunded or deposited to a bank account specified by FiCentive (“Prefunding Account”) in advance of initiating CLIENT Funded Loads. Deposits made by CLIENT to the Prefunding Account will be made available for CLIENT Funded Loads on the next business day. The total dollar amount available for CLIENT Funded Loads (“Prefunding Available Balance”) will be calculated as the total deposits made by CLIENT to the Prefunding Account through the previous business day minus the aggregate dollar amount of all initiated CLIENT Funded Loads and all requested withdrawals from the Prefunding Account per Section 7.2. The Prefunding Available Balance may also be reduced by the dollar amount of any delinquent balance owed to FiCentive as determined by the invoice terms set forth in Section 11.2. CLIENT will only be able to initiate CLIENT Funded Loads, in the aggregate, up to the dollar amount of the Prefunding Available Balance.

The Cardholder Funds shall be the sole property of Cardholders after the time CLIENT Funded Loads have posted to the Card Account, unless otherwise specified in the Cardholder Agreement. CLIENT agrees that Cardholder Funds will not be subject to creditors (whether secured or unsecured) of CLIENT or its affiliates, whether in connection with any bankruptcy proceeding filed by or against CLIENT, its affiliates or otherwise, unless the funds are specified as corporate owned in the Cardholder Agreement.

7.2  Prefunding Account Refunds and Withdrawals. CLIENT will be entitled to a refund of the remaining Prefunding Available Balance ninety (90) days from the termination of CLIENT Card sales. CLIENT may also request withdrawals from the Prefunding Account up to the Prefunding Available Balance, and FiCentive agrees to transfer these funds to an account of CLIENT’s choosing within five (5) business days via the ACH network. CLIENT understands that CLIENT Funded Loads cannot be returned or withdrawn by CLIENT and will remain the property of the Cardholder after the termination of CLIENT Card sales or this Agreement, unless otherwise specified in the Cardholder Agreement.

7.3  Fraud Limitations. FiCentive shall not be held responsible for any losses due to fraudulent CLIENT Funded Loads initiated using CLIENT’s electronic credentials (e.g., username, password) through a web portal or web service (API) provided by FiCentive. Please see Section 5.2 for information about Fraud Recovery.

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8.      INTELLECTUAL PROPERTY

8.1  Intellectual Property Ownership. Each party shall retain all right, title and interest, including all copyrights, patent rights, and rights in trademarks, service marks, logos and commercial symbols as well as all other intellectual property rights as listed on Schedule E attached hereto and incorporated herein by reference, and all goodwill associated therewith (collectively, “Intellectual Property”). Neither party shall acquire any interest in the other party’s Intellectual Property or any other products, services or materials, or any copies or portions thereof, provided by such party pursuant to this Agreement, and any commercial use of the Intellectual Property other than pursuant to this Agreement is strictly prohibited.

8.2  License of Trademarks. No Intellectual Property owned by either Party or licensed to either Party by any third party may be used or reproduced by the other Party in any manner, shape or form without the prior written permission of the Party owning the Intellectual Property rights.

8.3  Reservation of Rights in Trademarks. All rights not expressly granted herein with respect to either Party's Intellectual Property are reserved to that Party. Nothing contained herein shall limit either Party‘s right to license its Intellectual Property to any third party. It is expressly understood and agreed that, as between the Parties, that each Party’s Intellectual Property and all right, title and interest therein are and shall remain the sole and exclusive property of the Party initially owning said Intellectual Property.

9.      CUSTOMER INFORMATION

9.1  FiCentive Owned Customer Information. FiCentive owns and will own any and all FiCentive Customer Data. Except as expressly provided for in this Agreement, CLIENT will not obtain or claim any right to the FiCentive Customer Data.

9.2  CLIENT Owned Customer Information. CLIENT owns and will own any and all CLIENT Customer Data and CLIENT Partner data. Except as expressly provided for in this Agreement, FiCentive will not obtain or claim any right to CLIENT Customer Data or CLIENT Partner data.

9.3  Participant Data. To the extent permitted by relevant consumer privacy and other regulations, FiCentive and CLIENT will provide suitable customer data to the other Party to support CLIENT Cards and the operation and management of CLIENT Cards as defined in this Agreement.

9.4  FiCentive Data Collection and Use Limitations.

9.4.1  Privacy-Related Issues. FiCentive will not collect any information from CLIENT Cardholders without their express permission and will provide the ability for such CLIENT Cardholders to opt-out of FiCentive’s further use of such information. FiCentive agrees to use data collected from CLIENT Cardholders subject to FiCentive’s privacy policies, which will be consistent with industry standards and be adequately displayed.

9.4.2  No Targeted Solicitations. Without CLIENT’s prior express written consent, FiCentive will not use any data obtained under the Agreement to solicit or facilitate the solicitation by any third party of CLIENT Cardholder as a result of their status as CLIENT Cardholder. For purposes of clarification, the foregoing restriction does not prohibit FiCentive or a third party working with FiCentive from marketing products or services to such CLIENT Cardholder as part of a general offering of such services not targeted solely to CLIENT Cardholder.

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9.4.3  No Sale or Lease of Data. Without CLIENT’s prior express written consent, FiCentive will not, during and after the Term, sell, lease, or otherwise use or transfer any data collected from CLIENT customers that does not constitute FiCentive Customer Data.

9.5  CLIENT Data Collection and Use Limitations.

9.5.1  Privacy-Related Issues. CLIENT will not collect any information from FiCentive customers or users without their express permission and will provide the ability for such FiCentive users to opt-out of CLIENT’s further use of such information. CLIENT agrees to use data collected from FiCentive users subject to CLIENT’s privacy policies, which will be consistent with industry standards and be adequately displayed.

9.5.2  No Targeted Solicitations. Without FiCentive’s prior express written consent, CLIENT will not use any data obtained under the Agreement to solicit or facilitate the solicitation by any third party of FiCentive customers as a result of their status as FiCentive customer or users. For purposes of clarification, the foregoing restriction does not prohibit CLIENT or a third party working with CLIENT from marketing products or services to such FiCentive customers or users as part of a general offering of such services not targeted solely to FiCentive customers or users.

9.5.3  No Sale or Lease of Data. Without FiCentive’s prior written consent, CLIENT will not, during and after the Term, sell, lease, or otherwise use of transfer any data collected from FiCentive customers or users that does not constitute CLIENT Customer Data.

10.  WARRANTIES AND DISCLAIMER

10.1    No Conflict. Each party represents and warrants to the other party that it is under no current obligation or restriction, nor will it knowingly assume any such obligation or restriction that does or would in any way interfere or conflict with, or that does or would present a conflict of interest, concerning the performance to be rendered hereunder or the rights and licenses granted herein.

10.2    Intellectual Property Warranty. Each party represents and warrants to the other that it has full and sufficient right, title and authority to grant the rights and/or licenses granted to the other under this Agreement.

11.  EXCLUSIVITY, INVOCLIENT AND TAXES

11.1    Non-Exclusive Provider. During the term of this Agreement, CLIENT shall utilize the payment processing and prepaid card services of FiCentive on a non-exclusive basis.

11.2    Invoice. FiCentive shall submit an invoice to CLIENT each month, covering charges for the previous month. CLIENT shall have ten (10) days after Provider submits an invoice to provide notice to FiCentive of any disputes regarding that invoice. If there is no dispute regarding an invoice, CLIENT agrees to allow FiCentive to draft from CLIENT’s designated bank account for all fees invoiced. If payment is not received by FiCentive by such date, the delinquent balance shall bear interest at the rate of one and one-half percent (1½%) per month. Nothing herein shall be construed to constitute a waiver of Provider’s right to declare a default by CLIENT under this Agreement on account of such delinquency, to terminate this Agreement and to exercise any other rights under this Agreement or at law or in equity. All card printing and setup and applications fees are due and payable upon execution of this Agreement. All fees associated with this agreement are to be paid in US dollars.

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11.3    Expenses of CLIENT.

CLIENT shall be solely responsible for the following:

(a)	Advertising and other expenses associated with the marketing of cards to potential cardholders.
(b)	All CLIENT Fees and expenses as detailed in Schedule B
(c)	All fines and penalties assessed by any Payment Network, Issuer, relevant financial institution or government agency due to CLIENT's actions, inactions, or omissions.
(d)	All expenses associated with and losses resulting from over limit processing, cardholder fraud, value load fraud and under floor limit processing shall be paid promptly and at FiCentive’s sole discretion deducted from any revenue due CLIENT.
(e)	Any fees charged by a System or Payment Network in relation to CLIENT’s registration, as applicable, as a marketing representative or service provider of FiCentive’s sponsoring bank.

11.4    Taxes. CLIENT is responsible for the payment of any and all foreign, federal, state, county and local taxes and fees applicable to transactions under this contract and invoiced to CLIENT by FiCentive. CLIENT shall be responsible for the collection of all applicable end-user taxes and fees and the remittance of such taxes and fees to the relevant governmental authority.

12.  TERM AND TERMINATION

12.1    Term. The initial term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the third anniversary of the Effective Date (the “Initial Term”). This Agreement shall automatically thereafter renew for additional twelve (12) month terms, unless written notice of termination is sent to the non-canceling party in accordance with the Notice provisions of this Agreement at least 90 days prior to expiration of the Initial Term or any subsequent term.

12.2    Termination. If either Party materially breaches any term or condition of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of the breach, the non-breaching Party may terminate this Agreement on written notice at any time following the end of such thirty (30) day cure period. This Agreement shall terminate immediately upon notice if either Party (a) becomes insolvent (i.e., becomes unable to pay its debts in the ordinary course of business as they come due); (b) makes an assignment for the benefit of creditors; (c) commences, or has commenced against it, a proceeding under any bankruptcy, insolvency or debtor’s relief law; (d) has a receiver appointed over it; or (e) has ceased its ongoing business operations. In any event, FiCentive will be fully responsible to continue to fund any and all Card sales and reloads that are processed after this Agreement’s termination. Sections 4, 5, 7, 9, 11, 12, 13, 14, and 15 will survive termination or expiration of this Agreement for any reason.

12.3    Section 365(n) of Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by either Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, 11 U.S.C. Section 101, et seq. (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(56) of the Bankruptcy Code. The Parties agree that each Party as licensee of such rights and licenses shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code, provided such licensee party abides by the terms of this Agreement.

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12.4    Effect of Termination. Upon termination or expiration of this Agreement (i) any licenses granted hereunder shall terminate; (ii) each Party shall return to the other all copies of any Confidential Information (as defined below), and all documents, content or other materials provided to such party by the other hereunder; (iii) CLIENT shall immediately cease the sale of all CLIENT Cards in its possession and shall immediately cease all use of the Intellectual Property of FiCentive; (iv) all payments of fees then due shall be paid upon such termination; and (v) each Party's rights and obligations with respect to fees payable hereunder, in accordance with Section 4 of this Agreement, and such other provisions that by their nature are intended to survive termination, shall survive the termination of this Agreement.

12.5    Violation of Rules. In the event that a Payment Network (“Visa® or MasterCard® or other payment networks that act as a gateway between acquirers and issuers for authorizing and funding transactions and whose brands appear on the back of a Card to indicate where a Card is accepted”), Issuer (“the financial institution that issues the Card to the individual”), relevant financial institution or government agency shall notify FiCentive of any violation of its laws, rules or regulations relating to CLIENT or transactions processed for CLIENT, FiCentive shall have the right, without liability to CLIENT, to terminate processing services on behalf of CLIENT under this Agreement until such time as FiCentive shall have been notified by the Payment Network, Issuer, financial institution or government agency that the material violation has been corrected.

12.6    Emergency Suspension. Upon fax or written notice to CLIENT by FiCentive, CLIENT agrees to immediately (within 24 hours, or, if the day of such notice falls on a Saturday, Sunday or a holiday, on CLIENT’s next business day) halt the sale and/or reload of CLIENT Cards by CLIENT and all CLIENT Partners selling or reloading the CLIENT Cards. CLIENT represents that it owns the technology necessary, or has the contractual ability through a third party, to halt sales and reloads of CLIENT Cards at all CLIENT Partners without regard to whether the CLIENT Partners are cooperative in halting such sales or reloads. Reasons for invoking an “emergency suspension” may include (a) a regulatory change; (b) the need to protect or preserve property; (c) the failure to fund any shortfall of the Prefunding Account, or (d) any other reason, determined by FiCentive using commercially reasonable judgment, that constitutes an immediate need to halt Card sales and reloads. In the event of such emergency suspension, FiCentive and CLIENT will have fifteen (15) days from the date of such emergency termination notice to mutually decide whether to resume Card sales and/or reloads. If the parties fail to mutually agree to resume Card sales and/or reloads during this 15-day period, this Agreement shall be terminated solely with respect to those CLIENT Partners at which Card sales and reloads were suspended on the earlier of either (a) the date upon which one or both parties determine(s) that Card sales and/or reloads shall not be resumed at such CLIENT Partners or (b) the close of business on the 15th day following the date of the emergency suspension notice. CLIENT will provide FiCentive with the name and 24-hour contact information of an emergency CLIENT contact with the authority and ability to immediately halt all Card sales and reloads at CLIENT Partners.

12.7    Association and Bank Approval. All facets of this Agreement are subject to approval by the Debit Networks and the Issuing Bank. Should the Debit Networks or the Issuing Bank not approve the Program for whatever reason, or once approved, rescind such prior granted approval, then this Agreement will terminate subject to the provisions of Section 12.4 herein.

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13.  INDEMNIFICATION

13.1    Each party (the "Indemnifying Party") shall indemnify, defend and hold harmless the other party (the "Indemnified Party") from any and all damages, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by the Indemnified Party arising out of any claim related to the promotion, sale or funding of the Card: (1) alleging that the Indemnifying Party has infringed any patent, copyright, trademark or trade right secret of a third party; (2) alleging any breach of any representation or warranty of the Indemnifying Party contained in this Agreement and any Schedule hereto; (3) with respect to any claim by a consumer or regulating authority with respect to any fees or charges assessed by FiCentive to those consumers who purchase CLIENT Cards through CLIENT or CLIENT Partners; or (4) in connection with the performance of any act, any failure to act or the commission of any criminal act by any of its employees or agents in connection with the promotion, sale or funding of the Card. The Indemnifying Party’s obligations under this Section 13 are expressly conditioned upon the Indemnified Party promptly notifying the Indemnifying Party in writing of any such claim and promptly tendering the control and the defense and settlement of any such claim to the Indemnifying Party at Indemnifying Party's expense and with Indemnifying Party's choice of counsel. Each Indemnified Party shall cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in defending or settling such claim. Notwithstanding the foregoing, the Indemnified Party may join in the defense of such action with counsel of its choice at its own expense.

14. DAMAGES AND INJUNCTIVE RELIEF

14.1 Limitation on Damages. The parties to this Agreement each waive any right to recover, and any rights to make claims for, punitive, exemplary, multiple, pain-and-suffering, mental distress, incidental, indirect, consequential, special, and/or similar damages under any theory whatsoever, even if the party from whom such damages are sought is aware of the possibility of such damages. FiCentive's maximum liability to CLIENT shall be limited to an amount equal to the total CLIENT Commissions paid to CLIENT and CLIENT Partners, less the total CLIENT Fees that would have been charged to produce such CLIENT Commissions, during the 180 day period prior to FiCentive's receipt of written notice of the alleged breach. CLIENT's maximum liability will be limited to an amount equal to the total CLIENT Fees paid by CLIENT and CLIENT Partners to FiCentive, less any one-time or setup fees, during the 180 day period prior to CLIENT’s receipt of written notice of the alleged breach. The parties have agreed on this limitation in recognition of the fact that the calculation of any actual damages would be exceedingly difficult and subject to speculation and possible abuse and that the foregoing compromises benefit both parties equally. The limitation of liability set forth in this Section 14.1 shall not apply to any failure by CLIENT to transmit Cardholder Funds to FiCentive as set forth in this Agreement.

14.2 Injunctive Relief. The parties agree that in the event of a breach of Section 15 below, the disclosing party could suffer irreparable harm for which monetary damages would be inadequate, and therefore, in addition to any other remedy that the disclosing party might have at law or in equity, injunctive relief may be appropriate. Neither Party will be required to post a bond in order to obtain any injunctive or other equitable relief and that a Party's only remedy, if an injunction or other equitable relief is entered against it, will be to obtain dissolution of such injunction or other order.

15. CONFIDENTIALITY

15.1 Confidential Information. Each party acknowledges and agrees that, in the course of this Agreement and the parties’ relationship, it may be given access to or otherwise obtain such information of the other party as such other party reasonably considers confidential or proprietary (“Confidential Information”). Without limitation of the foregoing, all unique and original ideas, concepts, marketing plans, research results, business plans, Intellectual Property, and this Agreement, shall be considered Confidential Information.

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15.2 Exceptions. The obligations set forth herein shall not apply to the extent that information: (i) is now in, or subsequently enters through no fault of the receiving party, the public domain; (ii) is known to the receiving party without restriction, prior to receipt from the disclosing party; (iii) is received from any third party reasonably known by such receiving party to have a legal right to transmit such information, and not under any obligation to keep such information confidential; (iv) is independently developed by the receiving party's employees or agents provided that the receiving party can show that those same employees or agents had no access to the Confidential Information received hereunder; or (v) is required to be disclosed under applicable law or in a judicial or other governmental investigation or proceeding, provided the disclosing party has been given prior notice and opportunity to contest the need for such disclosure or to seek a protective order therefore.

15.3 Use of Confidential Information. Each party hereby agrees to hold the other party’s Confidential Information in strict confidence, and shall not disclose such Confidential Information, or any part thereof, to any third-party, except those of its officers, employees, consultants, or professional advisors on a need to know basis in order for the receiving party to perform its obligations hereunder, provided that such officers, employees, consultants, or professional advisors shall, prior to any disclosure, have expressly agreed to be bound to confidentiality obligations no less strict than those described herein. Each party shall remain solely responsible to the other party for the conduct of its employees and agents with respect to the Confidential Information.

15.4 Public Announcements. Neither FiCentive nor CLIENT will make any announcement of this Agreement, or any commercial relationship between the two companies, or make any announcement containing product names, brand names or trademarks of the other company without prior written approval of the other company. In addition, CLIENT will not make any announcement that discusses Prepaid Cards that are supported or managed by FiCentive without prior written approval of FiCentive. The foregoing shall not restrict in any respect either party’s ability to communicate information concerning this Agreement and the transactions contemplated hereby to such party’s affiliates’, officers, directors, employees and professional advisers.

16. MISCELLANEOUS

16.1 Assignment. Neither party may assign this Agreement or any rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other party. However, no consent shall be required for either party to assign this Agreement, along with such party’s rights and obligations hereunder, in connection with the merger, consolidation or acquisition of such party or the sale of all or substantially all of its assets. Any attempted assignment in violation of this Section 16.1 shall be void.

16.2 Notices. Any notices and other communications required or permitted under this Agreement shall be effective if in written form and delivered personally or sent by fax, Federal Express or other generally recognized overnight carrier or by First Class U.S. Mail, with postage prepaid, addressed to the parties at the addresses set forth on the signature page to this Agreement. Unless otherwise specified herein, such notices or other communications shall be deemed effective (and to have been received) (a) on the date delivered, if delivered personally; (b) one (1) business day after being sent, if sent by Federal Express or other generally recognized overnight carrier; (c) one (1) business day after being sent, if sent by fax with confirmation of good transmission and receipt; or (d) three (3) business days after being deposited in the U.S. Mail, First Class, with postage prepaid. Each of the parties hereto shall be entitled to specify another address for receiving notices by giving notice thereof to the other party as set forth herein.

16.3 Relationship of the Parties. Other than the limited agency set forth in Section 1.2 of this Agreement, FiCentive and CLIENT are independent parties, and nothing contained in this Agreement shall be deemed or construed to create the relationship of principal and agent or of partnership or joint venture, and neither party shall hold itself out as an agent, legal representative, partner, subsidiary, joint venturer, servant or employee of the other. Neither party nor any officer or employee thereof shall, in any event, have any right collectively or individually to bind the other party, to make any representations or warranties, to accept service of process, to receive notice, or to perform any act or thing on behalf of the other party, except as authorized in writing by such other party in its sole discretion.

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16.4 Force Majeure. Neither party shall be liable for any delay or failure in its performance of any of the acts required by this Agreement when such delay or failure arises from circumstances beyond the control and without the fault or negligence of such party. Such causes may include, without limitation, acts of God, acts of local, state or national governments or public agencies, acts of public enemies, acts of civil or military authority, labor disputes, material or component shortages, embargoes, rationing, quarantines, blockades, sabotage, utility or communication failures or delays, earthquakes, fire, flood, epidemics, riots or strikes. The time for performance of any act delayed by any such event may be postponed for a period equal to the period of such delay.

16.5 Time. Time is of the essence of this Agreement with respect to each and every provision of this Agreement in which time is a factor.

16.6 Cumulative Remedies. Unless expressly set forth herein to the contrary, all remedies set forth herein are cumulative and are in addition to any and all remedies provided either party at law or in equity.

16.7 Waiver and Modification. No purported waiver by either party of any provision of this Agreement or of any breach thereof shall be deemed to be a waiver of such provision or of any subsequent breach of the same or any other provision hereof, nor shall either party’s continued dealing with the other party following a breach of any provisions hereof be deemed to be a waiver of such or any other breach. No change in, modification of, or addition, amendment or supplement to this Agreement shall be valid unless set forth in writing and signed by each of the parties hereto.

16.8 Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

16.9 Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas, without regard to the conflict of laws provisions thereof. Any action brought by FiCentive or CLIENT arising out of or related to this Agreement shall be brought in the state or federal courts located in Bexar County, Texas.

16.10 Entire Agreement. This Agreement, inclusive of all schedules attached hereto, sets forth the entire agreement between the parties hereto, and supersedes all prior agreements or understandings between the parties pertaining to the subject matter hereof.

16.11 Severability. If any provision of this Agreement (or any portion thereof) is determined to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding on the parties hereto and enforceable in accordance with their terms, as though the invalid or unenforceable provision (or portion thereof) was not contained in this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and first year above written.

FICENTIVE, INC.		C2GO INC. (“CLIENT”)

a Nevada corporation		a Nevada corporation

By:	/s/ Louis Hoch	By:

Louis Hoch, President & CEO		Andrew DeMaio, President

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Schedule A

Distribution and CLIENT Partners

CLIENT will distribute Client Cards directly to customers through CLIENT’s website, via transmission of card application by API to FiCentive, for delivery of the Card by FiCentive.

CLIENT will also be provided with un-activated cards by FiCentive, which CLIENT may deliver to customers after the submission of card application data for such cardholder to FiCentive through the CLIENT Platform. The CLIENT Platform may enable certain of the CLIENT Partners to activate and deliver un-activated Cards under such process.

CLIENT Partners will execute CLIENT Partner Agreements, and will fund their respective CLIENT Partner Prefunding Accounts established thereunder. CLIENT Partners will use the CLIENT Platform to communicate to FiCentive instructions to make an account-to-account transfer of funds from their respective Client Partner Prefunding Account to a CLIENT Card or to another Client Partner Prefunding Account.

CLIENT Partners	Relationship To CLIENT
(Include name of partner, website, and physical address)

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Schedule B

CLIENT Fees

Card Program Branding and Setup

(Note: All “S” items are optional. FiCentive will not provide these services and CLIENT will not be assessed these fees until requested by CLIENT in writing.)

Item	Description	Cost
S.1	Co-Branded Card and Card Package Design and Setup - Branded Card and Card Package Design - Distributor Setup and Administrative Web Portal “DCP” Access	[ ]+
S.2

Branded Landing Page and Cardholder Web Portal Design and Setup

-          Includes a single branded landing page design and setup, does not include branding on enrollment/login .Adds brand only, does not include color or configuration changes.

[ ]+
S.3

Co-Branded Enrollment/Order Page Design and Setup

-          Includes adding a brand to the enrollment or card order page and the cardholder web portal. Adds brand only, does not include color or configuration changes. All pages hosted on akimbocard.com.

$[ ]+
S.4	Branded Mobile App - Includes branded mobile application for iOS and Android mobile phone platforms. This option requires S.3.	$[ ]+
S.5	API / Web Service Setup, Certification and Testing Fee - Includes 10 hours of API Certification and Testing, additional hours billed at the Customer Development Work rate (S.6)	[ ]+
S.6	Custom Development - Scope and estimate agreed upon in writing	$[ ]+ / hr

[This Schedule B continues on the following page.]

+ Confidential material redacted and separately filed with the Commission.

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Schedule B (continued)

Card Package and Production Fees

Item	Service	Cost		Notes
P.1	Co-Branded, Akimbo Prepaid MasterCard or Akimbo Gift MasterCard (printing and fulfillment)	Cards per order 1 – 250 cards 251 – 1,000 cards 1,001 – 5,000 cards 5,000 – 10,000 cards > 10,000 cards	Cost per card $[ ]+ $[ ]+ $[ ]+ $[ ]+ $[ ]+

Does NOT include shipping/postage costs.

Cost per card is determined by the total order size. Card can be ordered on-demand or pre-ordered in bulk and used over time.

Cards ordered by consumers online are batched daily and order size is total count of cards in each daily order unless pre-ordered in bulk.

EMV Cards (optional) are assessed an additional $1.00 per card charge.

P.2	Akimbo-branded, Akimbo Prepaid MasterCard (printing and fulfillment)	ONLINE ORDERS: No charge BULK ORDERS: Costs in P.1 apply

CLIENT will not be charged for consumers ordering Akimbo-branded Akimbo Prepaid MasterCards online.

If CLIENT chooses to order bulk, instant-issue Akimbo Prepaid MasterCards for distribution at a retail location or bank branch, then fees in P.1 apply.

[This Schedule B continues on the following page.]

+ Confidential material redacted and separately filed with the Commission.

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Card Reload Processing Fees

Item	Service	Cost		Notes
L.1	Reload Co-Branded or White-Label Prepaid MasterCard	Total Monthly Reload Amount $0 to $1,000,000 $1,000,000 to $5,000,000 $5,000,000 to $10,000,000 >$10,000,000	Cost per Load [ ]+ [ ]+ [ ]+ [ ]+

Applies to all CLIENT and CLIENT Partner Funded Loads to white-label or co-branded prepaid MasterCard accounts.

Card reloads can be initiated through the Administrative Web Portal (DCP), API or by batch file submission.

+ Confidential material redacted and separately filed with the Commission.

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Schedule C

CLIENT Commissions

Additional Definitions:

CLIENT Gift Card – Means an Akimbo Gift MasterCard® or co-branded Akimbo Gift MasterCard sold or distributed by CLIENT or a CLIENT Partner under the terms of this Agreement.

CLIENT Prepaid Card – Means a reloadable Akimbo Prepaid MasterCard® or co-branded Akimbo Prepaid MasterCard sold or distributed by CLIENT or a CLIENT Partner under the terms of this Agreement.

Qualifying Gift Card – Means a CLIENT Gift Card successfully purchased or ordered by individuals, organizations and/or companies under the appropriate distributor ID, if created through an API or FiCentive developed web portal, or using the referral codes, referral links or landing pages provided to CLIENT by FiCentive.

Prepaid Participant – Means CLIENT Partners, and individuals, organizations and/or companies which successfully complete enrollment for or registration of a CLIENT Prepaid Card under the appropriate distributor ID, if created through an API or FiCentive developed web portal, or using the referral codes, referral links or landing pages provided to CLIENT by FiCentive.

Qualifying Account – Means a Card Account affiliated with a CLIENT Prepaid Card established by a Prepaid Participant.

Qualifying Loads – Means the total dollar amount loaded into a Qualifying Account by a Prepaid Participant, including Prepaid Participant initiated direct deposits originating from employers and payroll services. This definition of Qualifying Loads also includes Card Account loads of cash and other loading methods used by the recognized loading agents of the Akimbo Card program such as MasterCard RePower, CLIENT Partner Funded Loads, ACH (Bank to Card transfers), and any paper check deposits by remote capture.

Net Qualifying Loads – Means Qualifying Loads net of the total amount of ACH withdrawals (Card-to-Bank transfers) and electronic and paper check bill payments originating from a Qualifying Account. FiCentive uses Net Qualifying Loads to calculate CLIENT Commissions.

Monthly Net Qualifying Loads – Means the total Net Qualifying Loads from all Qualifying Accounts that occur within a calendar month.

[This Schedule C continues on the following page.]

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Schedule C (continued)

CLIENT Commissions:

1.	For each Qualifying Account, FiCentive will pay to CLIENT:
Commission Rate	Total Monthly Net Qualifying Loads
[ ]+ bps ([ ]+%)	On the first $[ ]+ million in Monthly Net Qualifying Loads
[ ]+ bps ([ ]+%)	On Monthly Net Qualifying Loads greater than $[ ]+ million

Example Calculation: If a Monthly Net Qualifying Loads totals $7,000,000.00, CLIENT Commissions for Qualifying Accounts are calculated as, $[ ]+*[ ]+ + $[ ]+*[ ]+ = $[ ]+.

Clawback Provision:

If FiCentive determines Qualifying Loads into Qualifying Accounts are fraudulent, whether because the Participant misrepresented his or her identity, FiCentive becomes aware of unusual or suspicious activity in a Participant’s Card Account or as a result of any other fraud detection system FiCentive implements; FiCentive reserves the right to clawback any CLIENT Commissions paid on Net Qualifying Loads that are deemed fraudulent funds at the highest Commission Rate paid during the month the fraudulent funds were included in the Net Qualifying Loads calculation. The clawback amount may be deducted from future CLIENT Commission due to CLIENT at FiCentive’s discretion.

+ Confidential material redacted and separately filed with the Commission.

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Schedule D

FiCentive Services

1)	Support and manage all aspects of the Akimbo Prepaid MasterCard or co-branded Akimbo Prepaid MasterCard program (the “Akimbo Card”), including:

a.	Hosting and maintaining a marketing website that describes the Akimbo Card in detail, including all load methods, fees, and other features of the Akimbo Card.
b.	Hosting and maintaining a co-branded landing page, if requested, that automatically populates CLIENT’s referral codes if and when a prospective cardholder enrolls for an Akimbo Card.
c.	Hosting and maintaining an enrollment page where prospective cardholders may enroll for an Akimbo Card.
d.	Hosting and maintaining a cardholder web application and mobile application where cardholders can securely login and manage their Akimbo Card, including:

                                                                     i.      Viewing balance and transactions

                                                                   ii.      Viewing direct deposit information (i.e. account and routing number)

                                                                 iii.      Initiating loads from an external bank account

                                                                 iv.      Viewing information about cash and check loading

                                                                   v.      Initiating money transfers to other Akimbo Cards

e.	Supporting all transaction processing for Akimbo Cards, including:

                                                                     i.      Signature- and PIN-based purchase and cash withdrawal transactions (including any returns or reversals) over the MasterCard®, Cirrus®, and Accel® Payment Networks.

                                                                   ii.      Direct Deposit Load processing

                                                                 iii.      ODFI ACH processing for bank-to-card loads and card-to-bank withdrawals

                                                                 iv.      Cash and check loading through the MasterCard repower and Ingo Money network.

                                                                   v.      CLIENT Partner Funded Load processing and CLIENT Partner Prefunding Account maintenance

                                                                 vi.      Card-to-card transfer processing between any two Akimbo Cards

f.	Supporting all non-financial processing activities for Akimbo Cards, including:

                                                                     i.      Know-Your-Customer (KYC) verification

                                                                   ii.      Card number and Card Account creation

                                                                 iii.      Card activation

                                                                 iv.      Set and reset Card PIN

                                                                   v.      Address and phone number changes

g.	Providing customer support, including:

                                                                     i.      Cardholder website help pages

                                                                   ii.      Telephone, Interactive Voice Response (IVR) services, providing cardholders the ability to activate card and get card balance 24/7.

                                                                 iii.      Live agent telephone support, based in the U.S. available, at a minimum, on Monday through Friday between 8am and 5pm Central Time, excluding bank holidays.

                                                                 iv.      Email customer support

                                                                   v.      Reg E-compliant dispute handling for all cardholder initiated transaction disputes.

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Schedule E

TRADEMARKS

FiCentive

FiCentive

Payment Data Systems

Zbill

Billx

Akimbo

Stream

CLIENT

C2GO

“C” stylized mark

Commissions2Go

Paying People Simply

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